Exhibit 4.1.2

Prudential Investment Management, Inc.

and each of the Purchasers listed on Annex A hereto

c/o Prudential Capital Group

Four Embarcadero Center, Suite 2700

San Francisco, CA 94111-4180

October 20, 2008

McGrath RentCorp

5700 Las Positas Road

Livermore, California 94551

Re:	Amendment to Note Purchase and Private Shelf Agreement

Ladies and Gentlemen:

Reference is made to that certain Note Purchase and Private Shelf Agreement, dated as of June 2, 2004 (as amended, restated or supplemented from time to time, the “Note Purchase Agreement”), by and between McGrath RentCorp (the “Company”), on the one hand, and Prudential Investment Management, Inc. (“PIM”) and each of the Persons listed on Annex A hereto (collectively, the “Purchasers”), on the other hand. Capitalized terms used and not otherwise defined herein shall have the meanings provided in the Note Purchase Agreement.

Pursuant to the request of the Company and the provisions of paragraph 11C of the Note Purchase Agreement, subject to the terms and conditions of this letter agreement and subject to the consummation prior to March 31, 2009 of the Company’s acquisition of Adler Tank Rentals, Inc., the Purchasers hereby amend the Note Purchase Agreement, as follows:

1. A new definition for the term “Adler Tank Acquisition” is added to paragraph 10B and placed in its proper alphabetical order, as follows:

““Adler Tank Acquisition” shall mean the acquisition of Adler Tank Rentals, Inc.”

2. The definition of the term “Tangible Net Worth” is amended to insert the following language immediately prior to the period: “; provided, that, notwithstanding anything to the contrary in clause (ii) of this definition, Tangible Net Worth shall include all intangible assets associated with the Adler Tank Acquisition”.

Limitation of Amendments. Each of the amendments set forth in this letter agreement shall be limited precisely as written and shall not be deemed to be (a) an amendment, consent or waiver of any other terms or conditions of the Note Purchase Agreement or any other document related to the Note Purchase Agreement, or (b) a consent to any future amendment, consent or waiver. Except as expressly set forth in this

McGrath RentCorp

October [__], 2008

letter agreement, the Note Purchase Agreement and the documents related to the Note Purchase Agreement shall continue in full force and effect. The Company hereby acknowledges and reaffirms all of its obligations and duties under the Note Purchase Agreement and the Notes.

Representations and Warranties. The Company hereby represents and warrants as follows (both before and after giving effect to the effectiveness of this letter agreement): (i) No Default or Event of Default has occurred and is continuing; (ii) the Company’s execution, delivery and performance of the Note Purchase Agreement, as modified by this letter agreement, have been duly authorized by all necessary corporate action and do not and will not require any registration with, consent or approval of, or notice to or action by, any Person (including any governmental authority) in order to be effective and enforceable; (iii) the Note Purchase Agreement, as modified by this letter agreement, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws of general application relating to or affecting the enforcement of creditors’ rights or by general principles of equity; and (iv) each of the representations and warranties set forth in paragraph 8 of the Note Purchase Agreement is true, correct and complete as of the date hereof (except to the extent such representations and warranties expressly relate to another date, in which case such representations and warranties are true, correct and complete as of such other date).

Conditions Precedent. This letter agreement shall become effective on the date on which (i) each of the Purchasers shall have received a fully executed counterpart of this letter agreement from the Company and the Guarantors, and (ii) Bingham McCutchen LLP shall have received from the Company its accrued and unpaid legal fees and expenses, including, without limitation, its fees and expenses in connection with the preparation, negotiation, execution and delivery of this letter agreement.

Counterparts. This document may be executed in multiple counterparts, which together shall constitute a single document.

Governing Law. THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE INTERNAL LAWS OF THE STATE OF NEW YORK, EXCLUDING CHOICE-OF-LAW PRINCIPLES OF THE LAW OF SUCH STATE THAT WOULD PERMIT THE APPLICATION OF THE LAWS OF A JURISDICTION OTHER THAN SUCH STATE.

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If you are in agreement with the foregoing, please sign the enclosed counterpart of this letter agreement in the space indicated below and return it to the Purchasers at the above address whereupon, subject to the conditions expressed herein, it shall become a binding agreement between the Company, on the one hand, and the Purchasers, on the other hand.

Sincerely, GIBRALTAR LIFE INSURANCE CO., LTD.

By:	Prudential Investment Management (Japan), Inc., as Investment Manager
By:	Prudential Investment Management, Inc., as Sub-Advisor

By:
Name:
Title:	Vice President

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

By:
Name:
Title:	Vice President

BAYSTATE INVESTMENTS, LLC

By:	Prudential Private Placement Investors, L.P., as Investment Advisor
By:	Prudential Private Placement Investors, Inc., General Partner

By:
Name:
Title:	Vice President

UNITED OF OMAHA LIFE INSURANCE COMPANY

By:	Prudential Private Placement Investors, L.P., as Investment Advisor
By:	Prudential Private Placement Investors, Inc., General Partner

By:
Name:
Title:	Vice President

FARMERS NEW WORLD LIFE INSURANCE COMPANY

By:	Prudential Private Placement Investors, L.P., as Investment Advisor
By:	Prudential Private Placement Investors, Inc., General Partner

By:
Name:
Title:	Vice President

FORTIS BENEFITS INSURANCE COMPANY

By:	Prudential Private Placement Investors, L.P., as Investment Advisor
By:	Prudential Private Placement Investors, Inc., General Partner

By:
Name:
Title:	Vice President

PRUCO LIFE INSURANCE COMPANY

By:
Name:
Title:	Vice President

AMERICAN BANKERS LIFE ASSURANCE COMPANY OF FLORIDA, INC.

By:	Prudential Private Placement Investors, L.P., as Investment Advisor
By:	Prudential Private Placement Investors, Inc., General Partner

By:
Name:
Title:	Vice President

Accepted and agreed to

as of the date first

appearing above:

MCGRATH RENTCORP

By:
Name: Title:

Each of the undersigned acknowledges, consents to, and agrees with the modifications effected by this letter agreement and further reaffirms all of its obligations under the Multiparty Guaranty and the other Transaction Documents to which it is a party:

ENVIROPLEX, INC.

By:
Name: Title:

MOBILE MODULAR MANAGEMENT CORPORATION

By:
Name: Title:

TRS-RENTELCO INC.

By:
Name: Title:

ANNEX A

PURCHASERS

Gibraltar Life Insurance Co., Ltd.

The Prudential Insurance Company of America

Baystate Investments, LLC

United of Omaha Life Insurance Company

Farmers New World Life Insurance Company

Fortis Benefits Insurance Company

Pruco Life Insurance Company

American Bankers Life Assurance Company of Florida, Inc.